Exhibit 10.1

AMENDMENT TO LOAN AGREEMENT

THIS AMENDMENT is made as of the 7th day of September, 2004, by and between FIRST ADVANTAGE CORPORATION, doing business in Florida as First Advantage Holding, Inc. (the “Borrower”), a Delaware corporation and BANK OF AMERICA, N.A. (the “Bank”).

Recitals

The Borrower and the Bank executed a Loan Agreement (as amended from time to time, the “Loan Agreement”) dated July 31, 2003, pursuant to which the Bank has provided a credit facility to the Borrower. The parties previously amended the Loan Agreement on December 22, 2003 and July 28, 2004. The parties wish to further amend the Loan Agreement in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Article 1 of the Loan Agreement is hereby amended so that, from and after the date hereof, Article 1 of the Loan Agreement shall read as follows

ARTICLE I

BORROWING AND PAYMENT

1.01 Revolving Line of Credit.

(a) The Bank has previously established in favor of the Borrower a revolving line of credit (the “Line of Credit”). The Borrower shall be entitled to borrow, repay and reborrow funds under the Line of Credit in accordance with the terms hereof so long as the total principal amount owed to the Bank under the Line of Credit does not exceed $20,000,000.00 (or such lesser amount as is set forth herein) during the Revolving Period. The Bank’s obligation to make advances hereunder shall terminate at the expiration of the Revolving Period.

(b) The Borrower’s indebtedness under the Line of Credit shall be evidenced by a Renewal Promissory note (as amended, extended or renewed from time to time, the “Note”) dated September 7, 2004, executed by the Borrower in favor of the Bank in the original principal amount of $20,000,000.00. The Note shall bear interest at the rate set forth therein and shall be payable as set forth therein.

(c) The Bank shall make each advance under the Line of Credit upon written or telephonic notice from the Borrower to the Bank requesting an advance. The notice shall specify the date for which the advance is requested (which must be a Business Day) and the amount of the advance. The Bank must receive the notice prior to 12:00 noon (Eastern time) on the Business Day of the advance. Alternatively, the Borrower may request advances by drawing checks on a deposit account that is linked to the credit facility hereunder in accordance with disbursement arrangements that are mutually satisfactory to the parties. The

Bank will make each requested advance available to the Borrower not later than the close of business on the Business Day of the request by crediting the Borrower’s account maintained with the Bank in the amount of the advance if as of such time: (i) the Bank’s obligation to make advances hereunder has not terminated or expired; (ii) a Default or Event of Default has not occurred; and (iii) all conditions to the advance set forth herein or in any other Loan Documents have been satisfied. The Bank may rely upon any written or telephonic notice given by any person that the Bank in good faith believes is an authorized representative of the Borrower without the necessity of any independent investigation. If any telephonic notice conflicts with a written confirmation, the telephonic notice shall govern if the Bank has acted in reliance thereon.

(d) For purposes hereof, the term “Revolving Period” shall mean a period commencing on the date hereof and terminating on July 31, 2006.

1.02 Term Loans.

(a) Subject to the terms and conditions set forth herein, the Borrower may from time to time, upon written notice to the Bank, convert all or a portion of the outstanding principal balance of the Line of Credit Note to one or more term loans (each, a “Term Loan”), upon satisfaction of the following conditions:

(i) The Borrower shall provide written notice to the Bank, not less than thirty (30) business days prior to the requested effective date for such conversion of outstanding principal to a Term Loan.

(ii) Each such Term Loan shall be for a principal amount of at least $3,000,000.00.

(iii) No Default or Event of Default shall have occurred hereunder and be continuing at the time of such request.

(iv) The Borrower shall execute a promissory note (each, as amended, extended or renewed from time to time, a “Term Note”, in the form set forth on Exhibit “D” hereto. The Borrower and its Subsidiaries shall execute such other documentation as the Bank shall reasonably require in connection with such Term Loan.

(v) The Borrower shall pay a fee upon the execution of each Term Note, in an amount reasonably set by the Bank, not to exceed 1.0% of the Term Loan amount.

(vi) The Borrower shall pay all of the Bank’s fees, expenses and costs in connection with the documentation, closing and administration of each Term Loan, including, without limitation, all attorneys fees and costs, filing fees, documentary stamp taxes and intangible personal property taxes.

(b) Each such Term Loan: (i) shall be for a term of 36 months; (ii) shall accrue interest at the rate to be reasonably agreed upon between the Borrower and the Bank; and (iii) shall be payable in monthly installments of principal plus interest in an amount required to fully amortize the principal amount of such Term Loan over 36 months, commencing on the date of such Term Loan.

(c) Each Term Loan with be secured by a lien on the Borrower’s and each of the Borrower’s Included Subsidiaries’ accounts receivable.

1.03 Letters of Credit. Upon the Borrower’s request, and subject to the terms and conditions set forth herein, the Bank shall issue letters of credit (the “Letters of Credit”) for the Borrower’s account. The Borrower shall not in any event be entitled to obtain a Letter of Credit after the expiration of the Revolving Period, and no Letter of Credit shall have an expiration date that is more than one year after the date of issuance thereof. The Outstanding Letter of Credit Amount shall not in any event exceed $500,000.00 (the “Letter of Credit Sublimit Amount”) or such lesser amount as is set forth herein. For purposes of this Agreement, the “Outstanding Letter of Credit Amount” shall mean: (a) amounts available for draws under outstanding Letters of Credit (whether or not such draws are subject to satisfaction of prior conditions); and (b) the amount of any draws under Letters of Credit for which the Bank has not received reimbursement. The Borrower shall request Letters of Credit by giving the Bank written notice of each request at least five (5) Business Days prior to the issuance of the Letter of Credit. The Borrower shall, with such request, complete an application in form acceptable to the Bank and execute or otherwise agree to such terms, conditions and reimbursement agreements (each, as amended or restated from time to time, a “Reimbursement Agreement”) concerning the Letter of Credit as the Bank may require. In the event of a draw on a Letter of Credit, the Bank may at its option obtain an advance under the Revolving Note (upon notice to the Borrower) to reimburse the Bank for such draw. If the Bank elects not to obtain an advance under the Revolving Note or if credit in the amount of the draw is not then available under the Revolving Note, the Borrower shall immediately upon demand reimburse the Bank for the amount of the draw together with interest thereon and such other amounts as may be due under any applicable Reimbursement Agreement. The Bank shall not in any event be required to issue a Letter of Credit during the continuance of a Default or Event of Default hereunder. The Borrower shall pay the Bank such issuance fees as the Bank may reasonably require with respect to each Letter of Credit.

1.03 Borrowing Limitations.

(a) Notwithstanding any contrary provisions contained herein, the Outstanding Credit shall not at any time exceed the lesser of: (i) $20,000,000.00; or (ii) the Borrowing Base (as defined herein) then in effect. For the purposes hereof, “Outstanding Credit” means the sum of: (i) the outstanding principal amount under the Note, (ii) the aggregate face amount of any Term Loans, and (iii) the Outstanding Letter of Credit Amount.

(b) For purposes hereof, the “Borrowing Base” shall mean 80% of the face amount of Eligible Receivables. For purposes hereof, “Eligible Receivables” shall mean all trade generated accounts receivable then outstanding for services and for goods, merchandise and other items of tangible Property (collectively, “Products”) sold in the ordinary course of business by the Borrower or any Included Subsidiary. Eligible Receivables shall not in any event include any account receivable if or with respect to which: (aa) the account is outstanding: (i) 60 days or more after the due date; or (ii) 90 days past the invoice date; (bb) the account receivable is owed by a customer who is 60 days or more past the due date on 25% or more of its obligations owed to the Borrower or any Included Subsidiary (in which event all receivables owed by the customer to the Borrower or such Included Subsidiary shall be deemed ineligible); (cc) the obligor under the receivable is also a creditor or supplier of the Borrower or any Included Subsidiary or is otherwise subject to potential offset (in which case the amount of the receivable shall be reduced, for eligibility purposes, by the amount owed by the Borrower or such Included Subsidiary to such obligor); (dd) the customer and its Affiliates account for more than 20% of all of the accounts receivable of the Borrower or any Included Subsidiary then outstanding on an aggregate basis (in which case the amount in excess of the applicable percentage shall be deemed ineligible); (ee) the customer is located outside the continental United States unless the sale is on letter of credit, guaranty or other terms reasonably satisfactory in each case to the Bank; (ff) the customer is an officer, director, employee, shareholder or other Affiliate of the Borrower or any Included Subsidiary; (gg) the customer or account debtor is any United States federal governmental authority, department or agency; (hh) the account receivable represents interest or finance charges assessed to an account debtor; (ii) the account receivable is owed under or with respect to an invoice issued with cash or C.O.D. terms; (jj) an invoice has not been issued; (kk) delivery of the Products or performance of the services has not been completed; (ll) the invoice is conditional or restricts collection rights or assignments in any respect; (mm) the invoice permits payment: (i) more than 30 days after the invoice date (except, however, that the Bank may in its discretion permit extended terms sales to be included in Eligible Receivables in such amount as the Bank in its discretion may from time to time approve); (ii) in any currency other than United States Dollars; or (iii) at any location outside the United States; (nn) the obligation to pay is evidenced by chattel paper or any note or other instrument (unless duly endorsed and delivered to the Bank); (oo) the Products or services have been rejected, returned or disputed in any way, whether in whole or in part, in which event the receivable shall be ineligible to the extent of such rejection, return or dispute; (pp) the customer has attempted to renegotiate the invoiced price or asserted any right of reduction, set-off, recoupment, counterclaim or defense (to the extent of the amount of such attempted renegotiation or asserted right of reduction, set-off, recoupment, counterclaim or defense); (qq) the Bank does not have a perfected first priority security interest in the receivable; (rr) the invoice or corresponding account receivable is the subject of any financing statement, Lien or other encumbrance other than in favor of the Bank that are subordinate to the Bank’s Lines and other than Permitted Liens; or (ss) the customer has commenced any bankruptcy or insolvency proceeding or the Bank otherwise reasonably determines that the customer is not paying such customers bills as they become due.

(c) The Bank has the right to deem any receivable as ineligible for lending purposes if such receivable is not adequately documented by the books and records of the

Borrower or the Included Subsidiary, as applicable. If at any time the Outstanding Credit Amount exceeds the Borrowing Base then in effect, the Borrower shall, not later than the next Business Day, repay the Line of Credit in the amount of such excess. The Borrower authorizes the Bank to charge any deposit account of the Borrower (other than accounts maintained by the Borrower with the Bank solely for payroll purposes and identified to the Bank as such) with the Bank for the amount of any such excess, provided that such charge to the account does not result in a negative balance in such account. The Borrower shall not be entitled to obtain any advance under the Revolving Note or other credit hereunder if the advance or credit would result in a violation of the lending limits set forth herein. The Borrower shall deliver a borrowing base certificate to the Bank demonstrating compliance with the lending limits set forth herein (together with attachments with supporting documentation including inventory schedules and accounts receivable agings): (i) on a monthly basis (not later than 15 Business Days after the end of each calendar month); and (ii) at such other times as the Bank in its discretion may request.

(d) The Borrower acknowledges that the Borrowing Base may be monitored by the Bank or the Bank’s asset based lending group (the “ABL Group”). The Borrower shall: (i) fully cooperate with the Bank and the ABL Group in connection with any exam, audit or review of the receivables or inventory of the Borrower and the Included Subsidiaries, provided, however, that the Bank agrees to use its reasonable efforts to minimize disruption of the business of the Borrower and its Subsidiaries during any such exam, audit or review; (ii) instruct and permit the Bank and the ABL Group to have such access to the books, records and premises of the Borrower and the Included Subsidiaries as the Bank or the ABL Group may reasonably require in connection with any such exam, audit or review; and (iii) provided that the Bank, in its sole but reasonable discretion, based upon the Bank’s review of the Borrower’s inventory and aging schedules or the Bank’s field exams, the Bank reasonably believes that the Borrower has not provided materially accurate and materially complete information with respect to any customers or vendors, instruct and permit such customers and vendors to provide such information to the Bank and the ABL Group as the Bank or the ABL Group may require in connection with any such exam, audit or review (and the Borrower hereby consents to any inquiries that the Bank or the ABL Group may make of such customers and vendors in connection with any such exam, audit or inquiry). The Borrower acknowledges that, unless as Event of Default has occurred and is continuing, the ABL Group intends to conduct field exams on an annual basis to ensure compliance with the Borrowing Base requirements, provided that the ABL Group may, in its discretion, adjust the frequency of such examinations, provided, however, that unless an Event of Default shall have occurred and be continuing, such examinations shall not be conducted more frequently than on quarterly basis.

(e) The Borrower shall pay such reasonable and documented fees as the Bank may from time to time assess for examinations conducted by the ABL Group. Notwithstanding the foregoing, the Bank agrees that the exam costs for such field exams shall not exceed: (i) for up to four companies, the lesser of: (A) 50% of the actual costs of such exams, or (B) $10,000; and (ii) for up to eight companies: (A) 50% of the actual costs of such exams, or (B) $15,000.

(f) The Bank will perform such field exams permitted hereunder on an on-going basis as follows:

(i) The Bank will perform field exams on at least one-half of the Collateral Parties (as defined herein) on an annual basis plus, with all Collateral Parties to be examined at least once during each two-year cycle.

(ii) The Bank will perform pre-funding field exams on each new Included Subsidiary prior to such Included Subsidiary’s assets being permitted to be included in the Borrowing Base calculations

(iii) For the purposes hereof, “Collateral Parties” means, collectively, the Borrower and each Included Subsidiary.

1.04 Loan Documents. The Obligations (the “Obligations”) now or hereafter evidenced by the Note, and Term Notes and any Letters of Credit shall: (a) be secured by a first priority lien pursuant to the security agreement (as amended or restated from time to time, the “Borrower Security Agreement”) dated July 31, 2003 executed by the Borrower in favor of the Bank covering the Borrower’s accounts receivable and other assets described therein; (b) be secured by a first priority lien pursuant to such security agreements (collectively, as amended or restated from time to time, the “Subsidiary Security Agreements”), executed by each Included Subsidiary in favor of the Bank covering the assets described therein; and (c) be guaranteed by each of the parties listed on Exhibit “D” hereto and any additional operational Subsidiaries acquired by the Borrower, which the Bank, its reasonable discretion, requires (collectively, the “Guarantors”), pursuant to guaranties of payment (collectively, as amended or restated from time to time, the “Guaranties”) executed by such Persons in favor of the Bank. The Borrower and each Included Subsidiary shall execute and deliver such financing statements and other documents as the Bank may reasonably request to perfect and continue perfection of the Bank’s liens.

1.05 Facility Fees.

(a) The Borrower shall pay to the Bank an annual commitment fee of $50,000, on September 1 of each calendar year, commencing on the date hereof, and continuing on the 1st day of each September thereafter during the term hereof.

(b) The Borrower shall pay the Bank a fee equal to the 0.25% per annum (calculated on the basis of a 365/366 day year) of the daily average unused amount of the Line of Credit. For purposes of this subparagraph, the unused amount of the Line of Credit shall be calculated without giving effect to any borrowing base limitations. The Borrower shall pay the fee: (i) quarterly in arrears within 15 days after each fiscal quarter end (commencing on October 15, 2004), the amount of such fee to be on a pro rata basis for each such calendar quarter; and (ii) on the termination or expiration of the Line of Credit for the pro rate portion of such fee for the quarter in which the Line of Credit terminates or expires.

1.06 Interpretation.

(a) Certain terms used herein shall have the meanings ascribed thereto in Appendix I attached hereto.

(b) The definitions set forth in Appendix I attached hereto are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

(c) The Borrower shall cause its Subsidiaries to comply with all covenants and agreements imposed upon the Subsidiaries herein. Each provision set forth herein obligating (or purportedly obligating) any Subsidiary to take, or refrain from taking, any action shall obligate the Borrower to cause such Subsidiary to take, or refrain from taking, such action.

2. Section 2.02 of the Loan Agreement is hereby amended so that, from and after the date hereof, such Section shall read as follows:

2.02 Conditions to Advances. The obligation of the Bank to make any advances hereunder or under the Note is subject, without limitation, to satisfaction of the following additional conditions precedent:

(a) The representations and warranties of the Borrower and each Subsidiary set forth in this Agreement and in the Loan Documents shall be true and correct in all material respects on and as of the date of each such advance or extension of credit.

(b) On the date of each such advance or extension of credit, the Borrower shall be in compliance with all the material terms and provisions set forth in this Agreement on its part to be observed or performed, and no Default or Event of Default shall be continuing hereunder.

(c) The Bank shall have received on or before the date of such extension of credit in form reasonably satisfactory to it: (i) the duly executed Loan Documents; (ii) such evidence of corporate authorization from each Guarantor as the Bank may reasonably require; (iii) good standing certificates indicating that each Guarantor is in good standing in their respective states of incorporation and in any other states where they are required to qualify to do business (except where the failure to be so qualified would not have a Material Adverse Effect); and (iv) certified articles of incorporation, bylaws or other applicable organizational documents of each Guarantor.

3. Section 4.11 (a) of the Loan Agreement is hereby amended so that, from and after the date hereof, such Section shall read as follows:

(a) The Borrower shall maintain on a consolidated basis a ratio (the “Funded Debt Ratio”) of Funded Debt to EBITDA not to exceed: (i) from the date hereof through December 31, 2004, 3.25 to 1, and (ii) from and after January 1, 2005, 3.0 to 1. “Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, of the Borrower and its Subsidiaries, on a combined basis, including current and long-term debt, less the non-current portion of Subordinated Liabilities (as defined herein). For the purposes hereof, “EBITDA” means, with reference to any period, net income for the Borrower and the Subsidiaries, on a combined basis, for the period plus, less income or plus losses from discontinued operations and less extraordinary items of the Borrower and the Subsidiaries, on a combined basis, plus all of the following of the Borrower and the Subsidiaries, on a combined basis: (a) income taxes, (b) interest expense, (c) depreciation, (d) depletion, (e) amortization and (f) other non-cash charges. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements from Borrower, commencing with the financial reports due for the quarter ending September 30, 2004, using the results of the twelve-month period ending with that reporting period.

4. Section 6.01 of the Loan Agreement is hereby amended so that, from and after the date hereof, such section shall read as follows:

6.01 Events of Default. Each of the following events shall constitute an “Event of Default” hereunder:

(a) if the Borrower defaults in the payment of any principal, interest or other amount under the Note, either by the terms thereof or otherwise as provided herein and such default continues for a period of ten days thereafter; or

(b) if the Borrower or any Subsidiary defaults: (i) in any payment of principal of or interest on any other obligation for borrowed money beyond any period of grace provided with respect thereto or (ii) in the performance or observance of any other agreement, term, or condition contained in any agreement under which any such obligation is created if the effect of such default is to cause, or permit the holder or holders of such obligation (or trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity, except for obligations disputed in good faith if the Bank is promptly notified thereof and, if required by GAAP, funded reserves are established; or

(c) if any statement, representation or warranty made by the Borrower or any Subsidiary herein or in any writing now or hereafter furnished in connection with or pursuant to the Loan Documents or in connection with any audit shall be false in any material respect as of the date made; or if the Borrower or any Subsidiary omits or fails to disclose within 10 days any substantial contingent or liquidated liabilities, or any material adverse change in facts previously disclosed by any statement, representation, certificate or warranty to the Bank; or

(d) if the Borrower or any Subsidiary defaults in the performance or observance of any covenants contained in Sections 3.04 or 4.11 hereof; or

(e) (i) if any Event of Default occurs under any Loan Document; or (ii) if the Borrower or any Subsidiary defaults in the performance or observance of any other agreement, covenant, term or condition contained herein or in any other Loan Document and such default shall not have been remedied within 30 days after written notice thereof is sent by the Bank to the Borrower except, however, that an Event of Default shall not be deemed to have occurred if the Borrower or the Subsidiary, as the case may be, commences to cure such default within such 30-day period and the Borrower or such Subsidiary, as the case may be, completes such cure within 60 days after such notice; or

(f) if any Guarantor disputes, attempts to avoid, or indicates its intent to seek to avoids its obligations under any Guaranty;

(g) if the Borrower, any Guarantor or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as they become due; or

(h) if any order, judgment or decree is entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction adjudicating the Borrower, any Guarantor or any Subsidiary, bankrupt or insolvent; or

(i) if the Borrower, any Guarantor or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of a trustee, receiver, custodian, liquidator, or similar official, of the Borrower, any Guarantor or any Subsidiary or of any substantial part of the assets of the Borrower, any Guarantor or any Subsidiary, or commences a voluntary case under the Bankruptcy Code of the United States or any proceedings relating to the Borrower, any Guarantor or any Subsidiary, under the bankruptcy, insolvency, or moratorium law of any other jurisdiction, whether now or hereafter in effect; or

(j) if any such petition or application is filed, or any such proceedings are commenced, against the Borrower, any Guarantor or any Subsidiary and if the

Borrower, any Guarantor or the Subsidiary by any act indicates its approval thereof, consent thereto, or acquiescence therein, or an order is entered in an involuntary case under the Bankruptcy Code of the United States, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator, or similar official, or approving the petition in any proceedings, and such order remains unstayed and in effect for more than 60 days; or

(k) if any order is entered in any proceedings against the Borrower, any Guarantor or any Subsidiary decreeing the dissolution or split-up of the Borrower, any Guarantor or any Subsidiary or if the Borrower, any Guarantor or any Subsidiary dissolves (or is dissolved) or its existence is terminated; or

(l) if any judgment or judgments are entered against the Borrower, any Guarantor or any Subsidiary, or against the Property of any such Person, in an aggregate amount in excess of $100,000 that remains unvacated, unbonded, unstayed or unsatisfied for a period of 45 days.

5. Section 6.04 of the Loan Agreement is hereby amended so that, from and after the date hereof, such section shall read as follows:

6.04 Termination of Rights to Advances; Automatic Acceleration. Notwithstanding anything herein to the contrary, (a) the Borrower’s right, if any, to obtain any additional advances or credit under the Loan Documents shall automatically terminate upon the initiation against the Borrower or any Subsidiary of any proceeding under the Federal Bankruptcy Code, or upon the occurrence of any Event of Default described in subparagraphs (f), (g), (h), (i), (j), or (k) of Section 6.01, and (b) all Obligations shall automatically be and become immediately due and payable upon the occurrence of any Event of Default described in subparagraphs (g), (h), (i), or (j) of Section 6.01.

6. The following Section 7.18 is hereby added to the Loan Agreement:

7.18 No Third Party Beneficiaries. The Guarantors are not third party beneficiaries to this Loan Agreement and, in addition to the rights of the Bank set forth in the Guaranties, the Bank, with the concurrence of the Borrower, shall have the right without impairing the liability of the Guarantors to alter and amend this Loan Agreement without notice to or consent by the Guarantors.

7. Exhibit “C” of the Loan Agreement is hereby replaced with Exhibit “C” attached hereto.

8. Exhibit “D” is hereby added to the Loan Agreement in the form of Exhibit “D” attached hereto.

9. The Borrower certifies that as of the date hereof: (a) all of its representations and warranties in the Loan Agreement are true and correct as if made on the date hereof; and (b) no Default or Event of Default has occurred under the Loan Agreement. The Loan Agreement shall continue in full force and effect except as modified herein.

DATED the day and year first above written.

BANK OF AMERICA, N.A.

By:
Its:

FIRST ADVANTAGE CORPORATION, a Delaware corporation, doing business in Florida as FIRST ADVANTAGE HOLDING, INC.

By:	/s/ JOHN C. LAMSON
Its:	EVP and CFO

EXHIBIT “D”

GUARANTORS

AGENCY RECORDS, INC., a Connecticut corporation

AMERICAN DRIVING RECORDS, INC., a California corporation

BACKGROUND INFORMATION SYSTEMS, INC., a Texas corporation

CIC ENTERPRISES, LLC, an Delaware limited liability company

COREFACTS, LLC, a Virginia limited liability company

EMPLOYEE HEALTH PROGRAMS, INC., a Florida corporation

HIRE CHECK, INC., a Florida corporation

INFOCHECK, LTD., a Canadian limited partnership

LANDLORD PROTECT, INC., a New Jersey corporation

MVRS, INC., a Louisiana corporation

OMEGA INSURANCE SERVICES, a Florida corporation

PROUDFOOT REPORTS, INC., a New York corporation

REALEUM, INC., a Delaware corporation

SAFERENT, INC., a Delaware corporation

SECONDA LLC, a California limited liability company

UD REGISTRY, INC., a California corporation

US SEARCH.COM, INC., a Delaware corporation